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                                                                      EXHIBIT 11

                       Consent of Independent Accountants



To the Board of Trustees of
Ameritor Investment Fund, formerly
 Steadman Investment Fund



     We consent to the inclusion in Amendment No. 14 to the Registration Statement of Ameritor Investment Fund, formerly Steadman Investment Fund, (the "Fund") on Form N-1A (File Number 811-747) of our report dated August 5, 1998, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the period ended June 30, 1998, which is included in the Registration Statement. We also consent to the reference of our firm under the caption "Independent Accountants" in the Statement of Additional Information.



                                                      Reznick Fedder & Silverman



Bethesda, Maryland
October 26, 1998